Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

November 28, 2008

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: Pioneer Consulting Group, Inc. -- SEC File No. 333-147634

Dear Ladies and Gentlemen:

We have read Item 4.01 on Form 8-K/A dated November 26, 2008 of Pioneer Consulting Group, Inc. and are in agreement with the statements about our firm. We have no basis to agree or disagree with other statements of the registrant contained in therein.

Yours truly,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC